Exhibit 99.1

Virco Reports Full Year Revenue Increased 25% to $231.1 Million, Delivering Operating Income of $10.8 Million

•Market for School Furniture Continues Post-Pandemic Recovery
•Full Year Gross Margin Expands to 36.9% vs. 33.0% in prior year
•Gross Profit Improves 40% as Revenue Growth Pushes U.S. Factories and Logistics Solidly Above Break Even
•Positive Momentum Continues into 2023 with Strong Order Flows and Record Backlog

Torrance, California, April 28, 2023, (Globe Newswire)—Virco Mfg. Corporation (Nasdaq:VIRC) reported today that net sales for the Company’s fiscal year ended January 31, 2023 increased 25.0% to $231.1 million compared to $184.8 million in the prior year. The Company’s revenue and operating margins have now returned to profitable levels following major market disruptions from the pandemic and related school closures.

Net revenue in the Company’s seasonally light fourth quarter declined to $38.8 million compared to $40.1 million in the same period last year. The modest decline in revenue was attributable to improved delivery performance in the second and third quarters of the 2023 fiscal year. In the prior year supply chain issues caused delayed deliveries extending into the fourth quarter. Despite the minor decline in revenue, operating margins continued to improve on a year-over-year basis. For the fourth quarter, gross margin was 33.5% up from 26.5% for the same period in the prior year. This improvement was due to three factors: price increases implemented earlier in the year; stabilizing raw material and freight costs; and improved manufacturing efficiencies.

For the fourth quarter SG&A as a percentage of sales increased to 44.9% compared to 38.0% in the prior year. Higher expenses were due primarily to the large number of new business opportunities being developed by the Company’s sales and marketing teams in addition to a provision for a bonus payable to all salaried employees based upon the Company’s financial results. As of March 31, 2023 many of these opportunities had converted to actual orders, pushing year-to-date “shipments plus backlog” to an all-time high of $106.9 million, an increase of 25.7% from the year ago period, which was also a record. The operating loss in the seasonally light fourth quarter was $4.4 million versus $4.6 million for the same period last year, again reflecting improvements in margin and operating efficiencies that more than offset modest decline in shipments.

As reported above, net sales for the full fiscal year ended January 31, 2023 was $231.1 million, a 25.0% increase from $184.8 million in the prior fiscal year. Gross margin for the full year was 36.9% compared to 33.0% last year. SG&A for the full year was 32.2% compared to 33.1% in the prior year. Operating income for the full year was $10.8 million compared to a loss of $0.3 million last year. Interest expense was $2.0 million compared to $1.2 million in the prior year, due to a combination of higher interest rates and slightly higher seasonal borrowing to support higher revenues.

For the full year, the inherent reliability and responsiveness of the Company’s vertically integrated U.S. operations delivered meaningful improvements across all financial measures and added a number of new names to the Company’s roster of active customers.

In the prior year, the Company recorded a valuation allowance against deferred tax assets, caused primarily by operating losses incurred in the prior years attributable to COVID and related supply chain challenges. In the current year, a solid return to profitability and a record order backlog at January 31, 2023 allowed the Company to reverse the valuation allowance. This one-time, non-cash, non-operating tax adjustment resulted in an income tax benefit of $8.5 million compared to prior year income tax expense of $11.4 million. Management cautions against misreading this result and views operating results as a more accurate measure of the Company’s performance.

Commenting on this year’s results, Virco Chairman and CEO Robert Virtue said, “Our domestic factories and integrated support and service teams collaborated to deliver and install a record number of projects, both large and small, during last year’s busy summer delivery period. We continue to prepare for an even more successful summer this year. While nothing is guaranteed, I am hopeful that we have returned to a solid level of revenue and margin that will allow continued profitability.

Virco President Doug Virtue had these additional comments, “The pandemic had the unexpected effect of accelerating certain trends in global sourcing, namely the now popular concept of “reshoring,” or getting supply and service closer to the customer.

At Virco we’re proud to say: ‘Bring Jobs Home? We Never Left. ‘

“The nature of school furniture protected our revenue against overseas competition to a large degree, but nonetheless, Virco suffered sufficient competitive erosion in revenue and margin to put our results on a sawblade for the past decade: some years a profit, other years a loss. Now, with the post-pandemic rationalization of the all-in costs of importing, our U.S.-based operations appear to have returned us to healthy levels of revenue and operating margin. We know that competition is always evolving. But we like our current position and believe that our substantial operating annuity of over two million square feet of U.S. manufacturing and distribution infrastructure—operated by highly skilled and highly engaged U.S. workers—has positioned us for continued success in the future. I look forward to supporting the ongoing recovery of America’s public and private schools, which we believe are this country’s single most important investment in the future.”

About Virco Mfg. Corporation

Founded in 1950, Virco Mfg. Corporation is the largest manufacturer and supplier of moveable educational furniture and equipment for the preschool through 12th grade market in the United States. The Company manufactures a wide assortment of products, including mobile tables, mobile storage equipment, desks, computer furniture, chairs, activity tables, folding chairs and folding tables. Along with serving customers in the education market - which in addition to preschool through 12th grade public and private schools includes: junior and community colleges; four-year colleges and universities; trade, technical and vocational schools - Virco is a furniture and equipment supplier for convention centers and arenas; the hospitality industry with respect to banquet and meeting facilities; government facilities at the federal, state, county and municipal levels; and places of worship. The Company also sells to wholesalers, distributors, traditional retailers and catalog retailers that serve these same markets. With operations entirely based in the United States, Virco designs, manufactures, and ships its furniture and equipment from one facility in Torrance, CA and three facilities in Conway, AR. More information on the Company can be found at www.virco.com.

Contact:
Virco Mfg. Corporation
(310) 533-0474
Robert A. Virtue, Chairman and Chief Executive Officer
Doug Virtue, President
Robert Dose, Chief Financial Officer

Non-GAAP Financial Information

This press release includes a statement of shipments plus unshipped backlog as of March 31, 2023 compared to the same date in the prior fiscal year. Shipments represent the dollar amount of net sales actually shipped during the period presented. Unshipped backlog represents the dollar amount of net sales that we expect to recognize in the future from sales orders that have been received from customers in the ordinary course of business. The

Company considers shipments plus unshipped backlog a relevant and preferred supplemental measure for production and delivery planning. However, such measure has inherent limitations, is not required to be uniformly applied or audited and other companies may use methodologies to calculate similar measures that are not comparable. Readers should be aware of these limitations and should be cautious as to their use of such measure.

Statement Concerning Forward-Looking Information

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: our future financial results and growth in our business; business strategies; market demand and product development; estimates of unshipped backlog; order rates and trends in seasonality; product relevance; economic conditions and patterns; the educational furniture industry generally, including the domestic market for classroom furniture; cost control initiatives; absorption rates; and supply chain challenges. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those that are anticipated. Such factors include, but are not limited to: uncertainties surrounding the severity, duration and effects of the COVID-19 pandemic; changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local, and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally, the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers to changes in our prices; demographics; and the terms and conditions of available funding sources. See our Annual Report on Form 10-K for the year ended January 31, 2023, our Quarterly Reports on Form 10-Q, and other reports and material that we file with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports, or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.

Financial Tables Follow

Virco Mfg. Corporation

Consolidated Balance Sheets

	January 31,
	2023	2022
	(In thousands, except share and par value data)

Assets
Current assets
Cash	$1,057	$1,359
Trade accounts receivables (net of allowance for doubtful accounts of $200 at January 31, 2023 and 2022)	18,435	17,769
Other receivables	68	118
Income tax receivable	19	152
Inventories	67,406	47,373
Prepaid expenses and other current assets	2,083	2,076
Total current assets	89,068	68,847
Property, plant, and equipment
Land	3,731	3,731
Land improvements	686	653
Buildings and building improvements	51,310	51,334
Machinery and equipment	113,662	113,315
Leasehold improvements	983	1,009
Total property, plant, and equipment	170,372	170,042
Less accumulated depreciation and amortization	135,810	134,715
Net property, plant, and equipment	34,562	35,327
Operating lease right-of-use assets	10,120	13,870
Deferred income tax assets, net	7,800	399
Other assets	8,576	8,002
Total assets	$150,126	$126,445

Virco Mfg. Corporation

Consolidated Balance Sheets

	January 31,
	2023	2022
	(In thousands, except share and par value data)

Liabilities
Current liabilities
Accounts payable	$19,448	19,785
Accrued compensation and employee benefits	9,554	5,596
Current portion of long-term debt	7,360	340
Current portion of operating lease liability	5,082	4,734
Other accrued liabilities	7,081	5,829
Total current liabilities	48,525	36,284
Non-current liabilities
Accrued self-insurance	1,050	965
Accrued retirement benefits	10,676	15,430
Income tax payable	79	71
Long-term debt, less current portion	14,384	14,173
Operating lease liability, less current portion	6,796	11,437
Other long-term liabilities	555	639
Total non-current liabilities	33,540	42,715
Commitments and contingencies
Stockholders’ equity
Preferred stock:
Authorized 3,000,000 shares, $0.01 par value; none issued or outstanding	—	—
Common stock:
Authorized 25,000,000 shares, $0.01 par value; issued and outstanding 16,210,985 shares in 2023 and 16,102,023 shares in 2022	162	161
Additional paid-in capital	120,890	120,492
Accumulated deficit	(50,631)	(67,178)
Accumulated other comprehensive loss	(2,360)	(6,029)
Total stockholders’ equity	68,061	47,446
Total liabilities and stockholders’ equity	$150,126	$126,445

Virco Mfg. Corporation

Consolidated Statements of Operations

	Year ended January 31,
	2023	2022
	(In thousands, except per share data)

Net sales	$231,064	$184,828
Costs of goods sold	145,723	123,899
Gross profit	85,341	60,929
Selling, general, and administrative expenses	74,503	61,265
Operating income (loss)	10,838	(336)
Pension expense	816	2,197
Interest expense, net	1,979	1,195
Income (loss) before income taxes	8,043	(3,728)
Income tax (benefit) expense	(8,504)	11,408
Net income (loss)	$16,547	$(15,136)

Net income (loss) per common share:
Basic	$1.03	$(0.95)
Diluted	$1.02	$(0.95)
Weighted average shares outstanding:
Basic	16,142	15,954
Diluted	16,192	15,954